SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 5, 2006

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

1700 Perimeter Park Drive, Morrisville, North Carolina 27560

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 5, 2006, Salix Pharmaceuticals, Inc. entered into a Development and License Agreement with Debiovision Inc., the Canadian subsidiary of DebioPharm S.A., for the exclusive worldwide license to manufacture, sell, market and distribute SANVAR® IR in the United States and its territories. SANVAR IR (immediate release formulation) is a somatostatin analog that Salix intends to develop as a treatment for acute esophageal variceal bleeding.

The license also covers any combination product and up to three new products that contain the licensed technology as an active ingredient (excluding the existing slow release formulation of SANVAR), provided the development of any combination or new product began during the agreement’s initial term. Salix and Debiovision will appoint a joint steering committee to manage and oversee the commercialization of any product under the agreement.

Salix may request that the license be expanded to cover countries other than the United States and Debiovision must negotiate such request in good faith.

For a limited period of time, Salix has the right of first negotiation to an exclusive upfront, milestone and royalty bearing license in the United States and its territories for the commercialization of the slow release formulation of SANVAR. During this time, Salix also has the right of first negotiation of a supply agreement for the slow release formulation of SANVAR, which Debiovision retains the right to manufacture.

Salix has the right, subject to Debiovision’s consent, to co-promote SANVAR IR and any combination, new or generic product covered by the license. No co-promoter may sell any product or be a party to any manufacturing agreement for any product to which Salix is a party. Salix does not have the right to sublicense the technology.

As partial consideration for the exclusive U.S. license, Salix may have to pay Debiovision up to an aggregate of $14,000,000 in non-refundable license fees over the course of the agreement. These fees consist of an upfront fee and fees due upon the achievement of regulatory and sales performance milestones. Salix will also pay Debiovision a per unit royalty on each unit of SANVAR IR supplied to Salix by an approved manufacturer and a percentage royalty on net sales of SANVAR IR. These two royalties will convert to a higher royalty, subject to a dollar floor, in the event the sales price of the product is less than a specified dollar amount. Salix will pay a royalty, depending on whether the product includes a Salix or a Debiovision improvement, on net sales of combination product, and a royalty on net sales of generic product. For any SANVAR IR and its active pharmaceutical ingredient obtained by Salix from a manufacturer approved by Debiovision, the unit and net sales royalties for SANVAR IR, combined with an agreed upon per unit cost of goods price, shall be capped. If this cap is exceeded, the excess shall be applied to unit royalties on SANVAR IR due in the subsequent quarter. In addition, the royalty due to Debiovision on sales of SANVAR IR is subject to an annual minimum payment. This annual minimum payment terminates upon the introduction of a generic product for SANVAR IR in the United States by anyone other than Salix, with pro rata payment due for the portion of such year prior to such introduction.

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The agreement will expire on the later of (1) a number of years after launch of SANVAR IR in the United States, (2) a number of years after launch of any combination product and (3) the expiration of the last patent rights to a product. Either party may terminate for the other’s insolvency. Debiovision may terminate at any time due to a material breach of the agreement by Salix, with a 30-day cure period, or Salix’s failure to launch SANVAR IR within a period of time after its anticipated launch date, except where the failure is due to the fault of Debiovision or an approved manufacturer. Salix may terminate the agreement if Debiovision is in material breach of the agreement, with a 30-day cure period. Salix also may terminate for no reason at any time, with six months notice, provided if it had already launched the product, it must pay all remaining unpaid license fees, and the minimum payment, if any, due for that year. Either party may terminate if SANVAR IR is no longer commercially viable in the United States due to a material change in or withdrawal of its NDA by the FDA, if SANVAR IR fails to obtain all regulatory approvals for sale in the United States, or if the NDA approval is not in a form anticipated by the parties and as a result of which the anticipated sales are materially less than those anticipated on the date of the agreement.

Salix does not have any material relationship with Debiovision or its affiliates other than the agreement.

A copy of the press release announcing the agreement is attached to this current report on Form 8-K as exhibit 99.1. A copy of the agreement will be filed as an exhibit to Salix’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2006.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
99.1	Press release dated September 5, 2006 announcing the Development and License Agreement between Salix Pharmaceuticals, Inc. and Debiovision Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.

Date: September 11, 2006

/s/ Adam C. Derbyshire
Adam C. Derbyshire
Senior Vice President and Chief Financial Officer

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